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                                                                   Exhibit (10)C

                                    AGREEMENT

     THIS AGREEMENT is made this 30th day of November, 2000 by and between The Gold Dogs, LLC, Lincoln City Medical Center Pension Fund and Brian D. Green (hereinafter collectively referred to as "the Dogs") and O'Hara Resources, Ltd. (hereinafter referred to as "O'Hara").

     WHEREAS the Dogs have previously entered into several loan agreements and promissory notes with Mr. Roger P. Villeneuve (hereinafter "Villeneuve") in the aggregate sum of $760,867;

     WHEREAS the Dogs presently contend that Villeneuve is indebted to them in the aggregate amount of $1,384,196 (hereinafter "Villeneuve's Debt"), which sum includes the previously noted $760,867, interest, late fees and other charges;

     WHEREAS Villeneuve is a principal shareholder of both Red Gold, Inc., a Nevada Corporation (hereinafter "Red Gold") and Pure Wollastonite, Inc., an Oregon Corporation (hereinafter "Pure Wollastonite");

     WHEREAS Red Gold presently owns several mining claims located in Curry County, Oregon (hereinafter "the Red Flats Deposit");

     WHEREAS Pure Wollastonite presently owns several mining claims located in the Gilbert Mining District of Nevada near Tonopah, Nevada (hereinafter "the Wollastonite Deposit");

     WHEREAS the Dogs presently retain claims, royalty rights and encumbrances on the Red Flats Deposit, the Wollastonite Deposit and another mining property located near Mamouth, California (hereinafter "the Red Dog Deposit"); and

     WHEREAS O'Hara wishes to satisfy Villeneuve's Debt and to thereby purchase the Dogs' non-equity interest in the Red Flats Deposit, the Wollastonite Deposit and the Red Dog Deposit.

     NOW THEREFORE, the Dogs and O'Hara agree as follows:

     1. ISSUANCE OF STOCK. O'Hara will issue 615,200 shares of O'Hara's stock to the Dogs to satisfy Villeneuve's Debt. These 615,200 shares will be registered in the name of "The Gold Dogs, LLC" on O'Hara's stock ledger. A stock certificate for these 615,200 shares will be delivered to Mr. Brian D. Green.

     O'Hara will also issue an additional 1,000,000 shares of O'Hara's stock to the Dogs to secure the payment and satisfaction of Villeneuve's Debt. Like the 615,200 shares noted above, these 1,000,000 shares will also be registered in the name of "The Gold Dogs, LLC" on O'Hara's


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stock ledger. A certificate for these 1,000,000 shares will also be issued. The certificate for these 1,000,000 shares will be held in trust by Mr. Brian D. Green, Attorney at Law, until such time as Villeneuve's Debt has been paid in full pursuant to the terms of this Agreement or until such time as Mr. Green shall sell the same, or a portion thereof, pursuant to the terms of this Agreement.

     2. SALE OF STOCK. The Dogs will not sell the 615,200 shares of stock issued to the Dogs to satisfy Villeneuve's Debt pursuant to Paragraph "1" of this Agreement until such time as O'Hara's stock reaches an accepted market value of $2.25 per share or until November 1, 2001, whichever comes first. If the accepted market value for O'Hara's stock reaches $2.25 per share before November 1, 2001, the Dogs will, before selling the 615,200 shares, provide O'Hara with written notice of the Dogs' intent to sell the 615,200 shares. O'Hara shall thereafter have seven (7) days from O'Hara's receipt of such notice to elect to purchase the 615,200 shares from the Dogs for market value but not less than $2.25 per share. If O'Hara elects to purchase the 615,200 shares from the Dogs pursuant to this paragraph, O'Hara will provide the Dogs with payment within twenty-one (21) days of O'Hara's receipt of the notification described in this paragraph. Upon the Dogs receipt of payment pursuant to the provisions of this paragraph, the Dogs will promptly direct Mr. Green to return and Mr. Green shall return the certificate for 1,000,000 shares described in Paragraph "1" of this Agreement to O'Hara and the Dogs will in turn instruct O'Hara to reissue the 1,000,000 shares to O'Hara.

     If Villeneuve's Debt has not been paid in full by November 1, 2001 pursuant to the provisions stated in the preceding paragraph, the Dogs may sell the 1,000,000 shares described in Paragraph "1" of this Agreement, or any portion of them, on the open market to satisfy Villeneuve's Debt. Prior to selling the 1,000,000 shares, the Dogs will provide O'Hara with written notice of the Dogs' intent to sell the 1,000,000 shares, or any portion of them. O'Hara shall thereafter have seven (7) days from its receipt of such notice to negotiate payment of whatever amount remains due and owing on Villeneuve's Debt with the Dogs. Payment of any such negotiated amount shall be made by O'Hara to the Dogs within twenty-one (21) days of O'Hara's receipt of the notification described above. If O'Hara and the Dogs are for any reason unable to negotiate the payment of an amount which will satisfy Villeneuve's Debt and the Dogs thereafter sell the 1,000,000 shares, or any portion of them, any amount obtained by the Dogs via such sale which exceeds the amount required to satisfy Villeneuve's Debt will be paid to O'Hara by the Dogs within seven (7) days of the Dogs' receipt of

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the same. If the Dogs sell only a portion of the 1,000,000 shares to satisfy
Villeneuve's Debt, the Dogs will transfer any remaining shares back to O'Hara with instructions to reissue such remaining shares to O'Hara. If the Dogs sell the 1,000,000 shares and the total amount received for them fails to satisfy Villeneuve's Debt, nothing in this Agreement prevents the Dogs and O'Hara from entering further negotiations to satisfy Villeneuve's Debt and to thereby transfer the Dogs' non-equity interest in the Red Flats Deposit, the Wollastonite Deposit and/or the Red Dog Deposit to O'Hara. Absent further negotiations, however, O'Hara's liability to the Dogs is by this Agreement expressly limited to whatever value the Dogs derive from the sale of a maximum of 1,615,200 (615,200 + 1,000,000 = 1,615,200) shares of O'Hara's stock issued by O'Hara to the Dogs pursuant to this Agreement. Absent further agreement, O'Hara is under no obligation to satisfy Villeneuve's Debt for any reason beyond that stated in this Agreement.

     Nothing stated in this Agreement shall affect Villeneuve's past, present or future liability for principal, interest, late fees, attorney fees, or collection costs otherwise owing to the Dogs by Villeneuve or any other obligor under any prior agreements. All such prior obligations shall remain in full force and effect without any regard to this Agreement, unless and until Villeneuve's Debt is paid in full in accordance with the terms of this Agreement.

     Nothing stated in this Agreement shall prevent O'Hara from satisfying Villeneuve's Debt before November 1, 2001. In the event O'Hara satisfies Villeneuve's Debt before November 1, 2001, the Dogs will return the certificate for 615,200 share of O'Hara's stock issued to the Dogs pursuant to this Agreement to O'Hara with instructions to reissue it in O'Hara's name. In the event O'Hara satisfies Villeneuve's Debt before November 1, 2001 the Dogs will further instruct Mr. Green to return the certificate for 1,000,000 shares of O'Hara's stock described above to O'Hara with instructions to reissue the same in O'Hara's name.

     3. RELEASE OF PROPERTY INTERESTS. Upon satisfaction in full of Villeneuve's Debt or upon a negotiated settlement of any amount which remains due and owing to the Dogs after the sale of the aforementioned 1,615,200 shares of O'Hara's stock by the Dogs, the Dogs will release and assign to O'Hara any and all non-equity interests of any kind whatsoever including claims, royalty rights and encumbrances the Dogs' have against Villeneuve, Red Gold, Pure Wollastonite and/or any other person or entity related in any manner to the Red Flats Deposit, the Wollastonite Deposit and the Red Dog Deposit. The claims, royalty rights and encumbrances so released shall include, but are not limited to, the Dogs' claim to five (5) percent of the Net Smelter Returns to be derived from the Red

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Flats Deposit as the Red Flats Deposit is presently staked or as it may come to be staked, any and all security interests the Dogs have in the Pure Wollastonite Deposit and any and all security interests the Dogs have in the Red Dog Deposit. This Agreement shall not affect, or require the Dogs to release any equity interests the Dogs may have in Red Gold, Pure Wollastonite or Red Dog Resources, Inc.

     4. BINDING EFFECT. The covenants, conditions and terms of this Agreement shall extend to and be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

     5. ATTORNEY FEES. In the event litigation is initiated arising out of this Agreement, the losing party shall pay to the prevailing party its reasonable attorney fees. If an appeal is taken from any judgment or decree of the trial court, the losing party shall pay the prevailing party in the appeal its reasonable attorney fees in such appeal.

     6. WAIVER. Failure of any party tot this Agreement at any time to require performance of any of other party to this Agreement of any provisions hereof, shall in no way affect any party's rights hereunder to enforce the same, nor shall any waiver by any party of any breach hereof be held to be a waiver of any succeeding breach or a waiver of this non-waiver clause.

     7. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto and none of the parties shall be bound by any promises, representations or agreements except as are herein expressly set forth. This Agreement may not be changed in any way except by written agreement signed by each of the parties hereto.

     8. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument. This Agreement may also be executed by way of a signature transmitted by facsimile by each of the parties to this Agreement and a facsimile signature shall for all intents and purposes be considered the equivalent of an actual and original signature and shall be treated in all respects as an actual and original signature for the purposes of construing and enforcing the terms of this Agreement.

     IN WITNESS WHEREOF said parties have hereunto set their hand on behalf of themselves, their heirs, assigns and representatives, and if a corporation, by order of their respective Board of


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Directors in duplicate on the date and year first above written.

         O'Hara Resources, Ltd.


         By: ________/s/______________
             Kevin Chambers,
             Chief Executive Officer

         Gold Dogs, LLC.


         By: __________/s/____________
             Brian D. Green,
             Managing Partner

         Brian Green

         By: ____________/s/__________
             Brian Green

         Lincoln City Medical Center Pension Fund

         By: ___________/s/____________
             Erling J. Oksenholt, Trustee